Exhibit 99.1

March 3, 2015

To:	United Mortgage Trust Shareholders
Re:	Notice of Termination of the United Mortgage Trust

Dividend Reinvestment Plan Effective April 15, 2015

To Our Shareholders,

The United Mortgage Trust Dividend Reinvestment Plan (“Plan”) has provided an efficient means by which our shareholders could reinvest distributions received on their shares to purchase additional UMT shares. The Plan has operated well, however, the optimal benefits of participation in the Plan are realized when the distributions represent payments of dividends on invested capital. Because of the low interest rate environment and the other effects of the financial crisis that impacted the credit markets beginning in 2008, we have only been able to keep up a satisfactory cash flow to our shareholders by including an increasing amount of returned capital as part of our distributions.

Our Trustees do not believe that the Plan is providing an appropriate benefit to shareholders when distributions of capital are being reinvested in new UMT shares. For that reason, our Trustees have suspended the Plan effective as of April 15, 2015. After that date, plan participants will no longer have any part of their distributions reinvested in UMT shares.

Please be advised that the March 2015 distribution payable in April 2015 interest will be paid as the current distribution selection. The April 2015 distribution payable in May 2015 will be paid in all cash.

If you have any questions about the Plan termination, please contact the United Mortgage Trust Shareholder Relations Department at 800-955-7917.

We thank those of you who have been Plan participants for your participation and support.

Sincerely,

Todd Etter

Chairman, UMT Holdings, LP